Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-168508) pertaining to the Federal-Mogul Corporation 2010 Stock Incentive Plan of our report dated February 28, 2012 (except for the segment information presented in Notes 2, 3, 9, and 22, as to which the date is February 27, 2013), with respect to the consolidated financial statements and schedule of Federal-Mogul Corporation as of December 31, 2011 and for the years ended December 31, 2011 and 2010, included in this Annual Report (Form 10-K).

/s/ Ernst & Young LLP

Detroit, Michigan

February 27, 2013